EXHIBIT 5

May 9, 2013

Securities and Exchange Commission
Judiciary Plaza
451 Fifth Street, NE
Washington, D.C.  20549

Re:           DeVry Inc. – Registration of Common Stock on Form S-8

Ladies and Gentlemen:

We have acted as counsel to DeVry Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of 3,000,000 shares of its Common Stock, $.01 par value per share (the “Common Stock”) (including the Common Stock Purchase Rights), issuable pursuant to the DeVry Inc. Incentive Plan of 2005 (the “Plan”).

In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

Based on the foregoing, it is our opinion that, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and we express no opinions with respect to the laws of any other jurisdiction.  The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Lauralyn G. Bengel